Exhibit 5.2

The Tower at Peabody Place

100 Peabody Place, Suite 900

Memphis, TN 38103-3672

(901) 543-5900

September 26, 2013

Nationstar Mortgage LLC

Nationstar Capital Corporation

c/o Nationstar Mortgage LLC

350 Highland Drive

Lewisville, Texas 75067

Ladies and Gentlemen:

We have acted as special Tennessee counsel to Nationstar Industrial Loan Company, a Tennessee corporation (the “Tennessee Guarantor”), in connection with the offering by Nationstar Mortgage LLC, a Delaware limited liability company, and Nationstar Capital Corporation, a Delaware corporation (together, the “Issuers”) pursuant to a registration statement on Form S-3 (No. 333-188872) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the prospectus dated May 28, 2013, as supplemented by the prospectus supplement dated September 24, 2013 (together, the “Prospectus”) of $225,000,000 aggregate principal amount of the Issuers’ 6.500% Senior Notes due 2018 (the “Securities”).

The Securities were issued under an indenture dated as of July 22, 2013 (the “Base Indenture”) as supplemented by a first supplemental indenture dated as of July 26, 2013 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuers, the guarantors party thereto (the “Guarantors”), including the Tennessee Guarantor, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Indenture (x) includes the guarantees of the Securities by the Guarantors (collectively, the “Guarantees”) and (y) provides that the Securities are fully and unconditionally guaranteed by the Guarantors pursuant to the Guarantees, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In arriving at the opinions expressed below, we have reviewed the following documents (the “Corporate Documents”):

(a)	a certified copy of the Charter of the Tennessee Guarantor filed July 17, 1998 at filing number 3537-0435 with the Secretary of State of the State of Tennessee, as amended by the Articles of Amendment to the Charter filed August 25, 2006 at filing number 5848-2606 with said office;

bassberry.com

Nationstar Mortgage LLC, et al., p. 2

September 26, 2013

(b)	a certified copy of the Bylaws of the Tennessee Guarantor; and

(c)	a certified copy of the resolutions of the Tennessee Guarantor’s board of directors approving the Indenture and the transaction contemplated thereby.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Tennessee Guarantor and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. As to factual matters, we have assumed the correctness of and relied upon statements and other representations of the officer(s) of the Tennessee Guarantor set forth in the certification of the aforementioned documents.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that all signatures on any executed documents submitted to us are genuine.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Tennessee Guarantor is a validly existing corporation under the laws of the State of Tennessee.

2. Based solely on our review of the Corporate Documents, the execution and delivery of each of the Base Indenture and the Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Tennessee Guarantor.

Insofar as the foregoing opinions relate to the valid existence of the Tennessee Guarantor, they are based solely on a certificate of existence for the Tennessee Guarantor dated September 23, 2013 received from the Secretary of State of the State of Tennessee.

The foregoing opinions are limited to the law of the State of Tennessee.

The opinions expressed herein are qualified as follows: The authorization of the Guarantees and Indenture by the Tennessee Guarantor may be subject to corporation law restrictions relating to capital or other financial adequacy that would be applicable in the event that any indebtedness, obligation, liability or undertaking of the Tennessee Guarantor under the Guarantees and the Indenture is deemed to be a dividend or distribution.

Our opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

The opinions rendered herein are solely for the benefit of the Issuers and their successors and assigns in connection with the transaction that is the subject of the Indenture, and this opinion letter may not be delivered to or relied upon by any other person nor quoted or reproduced in any report or other document without our prior written consent in each case;

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September 26, 2013

provided, however, that (i) we hereby consent to the reference to this firm in the Prospectus under the caption “Legal Matters” and to the filing of this opinion as Exhibit 5.2 to Nationstar Mortgage Holdings Inc.’s Current Report on Form 8-K dated September 26, 2013 (in giving such consent, we do not thereby admit that we are experts with respect to any part of the Prospectus, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder) and (ii) a copy of this opinion letter may be furnished to your regulators, accountants, attorneys and other professional advisors for the purpose of confirming its existence, and this opinion letter may be disclosed in connection with any legal or regulatory proceeding relating to the subject matter hereof.

Very truly yours,

/s/ Bass, Berry & Sims PLC

BASS, BERRY & SIMS PLC